Exhibit 10.13

SurModics, Inc.
Board Compensation Policy

To be effective beginning with calendar 2005 and, therefore, these compensation provisions commence as of January 1, 2005.

Non-employee directors shall receive an annual retainer of $10,000 ($12,000 for Committee Chairs), payable quarterly at the end of each calendar quarter. If, for any reason, the director does not serve for the entire calendar quarter, the director shall be entitled to a pro rata portion of that quarterly payment.

Non-employee directors shall also receive $1,000 for each formal Board meeting attended and $500 for each formal Committee meeting attended. All such fees shall be payable quarterly at the end of each calendar quarter.

When a non-employee director is first elected to the board, such director shall be granted a nonqualified stock option for 10,000 shares of the Company’s common stock. In November of each year, each non-employee director shall be granted a nonqualified stock option for 5,000 shares of the Company’s common stock; provided, however, that such director shall not be entitled to such annual option grants until he or she has served as a director for at least 12 months.

All such 10,000-share and 5,000-share options shall be granted under the Company’s 2003 Equity Incentive Plan, shall have a ten-year term, and shall have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. Such options shall be immediately vested for 20% of the shares on the date of grant, shall vest with respect to 20% of the shares on the next four anniversaries of the date of grant, and shall be subject to such other terms and conditions set forth in the individual option agreements. In the event the director’s service on the Board terminates for any reason, such options shall continue to vest, and the director shall be entitled to exercise such options until the ten-year expiration date.

For the 2005 calendar year, all meeting fees and retainers shall be paid in cash. For 2006 and future calendar years, the Company will consider offering directors the choice between cash and nonqualified stock options. Any election by a director to receive nonqualified stock options in lieu of a cash payment of retainer and/or meeting fees would have to be made on or before December 31st of each year and would be irrevocable for the next calendar year. If the director should elect to receive nonqualified stock options in lieu of cash, the number of shares subject to each option would be determined according to a formula to be determined by the Board prior to the 2006 calendar year; however, it currently is anticipated that the number of shares would be determined by dividing the director’s total cash payment for the calendar quarter by the fair market value of the Company’s common stock on the quarterly payment date, and multiplying that number of shares by at least two.*

Each of these nonqualified stock options granted in lieu of cash would be granted under the 2003 Equity Incentive Plan on the quarterly payment date. The deferred compensation requirements of the Internal Revenue Code have recently been modified, and IRS guidance as to their application to and impact on the terms and provisions of the options to be granted in lieu of cash is expected in 2005. The terms and provisions of the options granted in lieu of cash are intended by the Board to be the same as those for the 10,000-share and 5,000-share options described above except to the extent the application of the deferred compensation provisions causes the Board to establish prior to 2006 different terms and provisions for the options granted in lieu of cash.

*  By action of the Board on November 14, 2005, the Board determined that the Company would not offer the directors the choice between cash or options for 2006 and future years unless and until further action is taken by the Board to implement such feature.